Exhibit 10.1

November 27, 2006

Mr. Peter M. Weil
53 Bonad Road
West Newton, MA 02465

Re: Employment at Ashworth, Inc.

Dear Mr. Weil:

In accordance with our recent discussions, we are pleased to confirm our offer to you of a position with Ashworth, Inc. (the “Company”) upon the following terms and conditions:

1.	Position; Reporting; Commencement: The initial position title shall be Chief Executive Officer and you shall report to the Board of Directors. You commenced employment effective October 30, 2006. You will be required to observe the Company’s personnel and business policies and procedures. In the event of any conflict, the terms of this letter will control.

2.	Base Salary; Reviews: You will receive a bi-weekly salary of $15,384.62 less applicable withholding and deductions, which is payable every other Friday. Employees are given annual performance reviews on or about May of each year.

3.	Bonus: You have an opportunity to receive an annual bonus equal to 50 % of your annual base salary if the Company meets the plan. The bonus will have upside potential based on the matrix approved by the Compensation and Human Resource Committee. The Compensation and Human Resource Committee will determine the bonus amount based on the operating performance versus the performance metrics. In order to be eligible for the bonus program you must be employed with Ashworth, Inc. through the end of each fiscal year. However, in the event that you shall become disabled during the term of this Agreement for a continuous period up to ninety days, or upon termination of your employment as a result of your death, the Company shall pay a pro rata share of the annual bonus in the year in which you were disabled or died. For the purpose of this Agreement, disability shall mean mental or physical illness or condition rendering you incapable of performing your normal duties with the Company.

4.	Business Expenses, Clothing Allowance, Auto Allowance. You will receive reimbursement for normal, ordinary and reasonable business expenses upon your submission of receipts substantiating the expenses claimed in accordance with Company policy. You will receive a Clothing Allowance in accordance with Company policy. You will receive an annual auto allowance of $1,250 per month, paid bi-weekly less applicable withholding.

5.	Stock Options: The Company has granted you 100,000 options to purchase shares of the Company’s common stock at an exercise price equal to the closing share price the day of the Compensation Committee’s grant (11/1/06). The options will vest over a two-year period, i.e. 50,000 vesting on the one-year anniversary of the grant (11/1/07) and 50,000 vesting on the two-year anniversary of the grant (11/1/08). The option vesting will be accelerated upon termination either without cause, as defined below, or as a result of a change in control. Options will be exercisable for a period of time from the vesting date as defined by the Company’s Stock Option Plan. You have an opportunity, subject to the Board of Director’s discretion, to receive additional stock options each year during the annual review process.

The unvested portion (2,500 shares) of the non-employee director options that you were granted on June 1, 2006 will be canceled, and you are no longer eligible to receive non-employee director annual options. In addition the unvested portion (12,100 shares) of the options that you were granted in conjunction with your consulting agreement on September 12, 2006 will be canceled.

6.	Savings Plan: You will be eligible to participate in the Company’s 401(k) Plan at the first entry date following the completion of six months continuous employment with the Company. Under the current provisions, you will be eligible as of July 1, 2007.

7.	Insurance Benefits: The Company will provide you with coverage under its group medical, dental and life insurance policies as more specifically described in the group insurance materials which will be provided to you. The cost of the medical and dental coverage will be shared between you and the Company, depending on your plan and coverage elections. Under the current provisions, you will be eligible as of December 1, 2006. In addition, you will be eligible for Ashworth’s Exec-U-Care health benefits. This benefit reimburses you and your eligible dependents for medical expenses not covered by your group major health plan or by any other group health plan. The Company reserves the right to change, modify or eliminate such benefits or coverages in its discretion.

8.	Residential Expenses: You will receive reimbursement for reasonable residential expenses, in lieu of moving expenses, until such time as the C&HR Committee or the Board takes further action. This amount will include housing and all reasonable expenses incurred (to be grossed up for taxes if applicable).

9.	Severance: If the Company terminates your employment without cause, the Company agrees to pay you a severance package equal to twelve months of your then current base salary. Payment may be delayed six months if required by IRC§409A.

10.	Confidentiality; Use of Licensed Software; Solicitation of Employees; Return of Property; Termination: You acknowledge that, in the course of your employment with the Company, you will have access to confidential information concerning the organization and functioning of the business of the Company, and that such information is a valuable trade secret and the sole property of the Company. Accordingly, except as required by law, legal process, or in connection with any litigation between the parties hereto with respect to matters arising out of this agreement, you agree that you will not, at any time during your employment with the Company or after such employment, whether such employment is terminated as a result of your resignation or discharge, disclose or furnish any such information to any person other than an employee or director of the Company, in the course and scope of your employment and you will make no use of any such information for your personal benefit.

The Company licenses the use of computer software from a variety of outside companies and, unless authorized by the software developer, does not have the right to reproduce it. You may use software only in accordance with the license agreement, whether on local area networks or on multiple machines. If you make, acquire or use unauthorized copies of such computer software, you shall be disciplined as appropriate under the circumstances. Such discipline may include termination.

You agree that for a period of two years from the date of voluntary or involuntary termination, you will not solicit on your behalf, or on behalf of a third party, any then current employee of the Company, to leave his or her employment with the Company for employment or consulting with another employer.

You further agree that in the event of such termination, whether voluntary or involuntary, you will not remove from the offices of the Company any personal property that does not rightfully and legally belong to you and that you will return on the date of your said termination, to an authorized representative of the Company, any and all property belonging to the Company. You also agree that you will provide passwords on request for personal computer files.

11.	At-Will Employment. You understand and agree that you are being employed for an unspecified term and that this is an “at-will” employment relationship. This means that either you or the Company may terminate your employment at will at any time with or without cause or notice. This at-will aspect of your employment, which includes the right of the Company to transfer, discipline, demote and/or reassign, may not be modified, amended or rescinded except by an individual written agreement signed by both you and the Company’s Chairman of the Board. This letter sets forth the entire agreement between the parties and there are no prior or contemporaneous representations, promises or conditions, whether oral or written, to the contrary.

For the purpose of this agreement, “Cause” shall mean:

1.	Willful and deliberate refusal to comply with a lawful, instruction of the Board of Directors, which refusal is not remedied by you within a reasonable period of time after receipt of written notice from the Company identifying the refusal, so long as the instruction is consistent with the scope and responsibilities of your position;

2.	Your act or acts of personal dishonesty;

3.	Your conviction of a felony;

4.	Your violation of the Company’s policies and/or code of conduct;

5.	Your violation of any confidentiality or non-competition agreement with the Company or any Affiliate of the Company; or

6.	The willful engaging by you in misconduct which is injurious to the Company.

This offer of employment is contingent upon the satisfactory completion of a background check, verifying that the information provided by you on your application and resume is accurate and correct. The Company reserves the right to withdraw an offer of employment, or to terminate employment, at any time based on information arising from the background check.

If you are in agreement with the terms of this letter, please sign and return one copy to the Human Resource Department and retain one copy for your files to confirm the terms of your employment. If you have any questions, please contact me at your earliest convenience.

Sincerely,

/s/ James B. Hayes
James B. Hayes
Chairman of the Board

ACCEPTED AND AGREED TO THIS
27th DAY OF November 2006

/s/ Peter M. Weil
Peter M. Weil